UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On August 12, 2010, The Yucaipa Companies issued the following press release:

RON BURKLE’S YUCAIPA CITES NEED FOR NEW BARNES & NOBLE DIRECTORS

Submits Notice of Director Nominations and Poison Pill Stockholder Proposal

Los Angeles, California (August 12, 2010)—The Yucaipa Companies today announced that it is submitting notice to Barnes & Noble, Inc. (NYSE: BKS) that they intend to nominate three directors for election to the Board of Directors at the Company’s 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”), which the Company has announced will be held on September 28, 2010. The Yucaipa Companies also is submitting notice that they intend to bring a stockholder proposal before the Company’s stockholders at the 2010 Annual Meeting requesting that the Board of Directors of the Company promptly amend the Company’s Poison Pill to increase the stock ownership triggering threshold from 20% to 30% of the outstanding stock (which is the approximate percentage of the outstanding stock beneficially owned by Leonard Riggio and Stephen Riggio at the time the Poison Pill was adopted).

Yucaipa’s three director nominees are:

•	Ronald W. Burkle, founder of The Yucaipa Companies;

•	Stephen F. Bollenbach, Non-Executive Chairman of KB Home and member of the Board of Directors of Time Warner Inc. and Macy’s, Inc.; and

•

Michael S. McQuary, CEO of Wheego Electric Cars, Inc., and a Partner in Ellis, McQuary, Stanley & Associates, an Atlanta-based consulting and investment firm. He formerly served as the President and on the boards of EarthLink, Inc. and MindSpring Enterprises, Inc.

In announcing these nominations, Yucaipa said, “In our view, this Board’s failure to act independently of the Riggio family’s agenda has contributed to the Company’s poor stock performance, has enriched the Riggio family at the expense of the Company’s other stockholders, and has led to numerous corporate governance and strategic missteps. We believe the incumbent Board is rife with business and personal conflicts and historically has been a rubber stamp for the Riggio family’s interests.

That is why we are nominating three new director candidates who are independent of the Riggios for election to the Board. We believe our three nominees are highly-qualified to help solve the challenges the Company currently faces. The three nominees have the necessary independence to be an effective check on related party transactions with the Riggios, and will protect the interests of all Barnes & Noble stockholders.”

This press release is not a solicitation of proxies for the 2010 Annual Meeting, and stockholders are not being asked to provide proxies to Yucaipa at this time. Any solicitation of proxies will only be pursuant to a proxy statement and other proxy materials to be filed with the Securities and Exchange Commission at a later date.

Information regarding the direct and indirect interests of Yucaipa and each other participant in any such solicitation of proxies by Yucaipa will be included in Yucaipa’s proxy materials filed with the SEC. Barnes & Noble stockholders should read Yucaipa’s proxy statement and other proxy materials as they are filed because they contain important information. Additional information regarding Yucaipa’s investment in Barnes & Noble also is contained in Yucaipa’s Schedule 13D and Form 4 filings filed with the SEC. Yucaipa’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov.

About The Yucaipa Companies

The Yucaipa Companies is a premier investment firm that has established a record of fostering economic value through the growth and responsible development of companies. Since its founding in 1986, the firm has completed mergers and acquisitions valued at more than $30 billion. As an investor, Yucaipa works with management to strategically reposition businesses and implement operational improvements, resulting in value creation for investors.

###